Ex. 10.32
April 6, 2005
As amended on August 11, 2005
As amended and restated as of December 31, 2008
Mr. Dwight Meyer
Dear Dwight:
     This amended and restated letter agreement is made and entered into between The Warnaco Group, Inc. (“Warnaco” and together with its subsidiaries, divisions and affiliates, the “Company”) and you to be effective as of the close of business on December 31, 2008 and reflects our best efforts to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and its implementing regulations and guidance (“Section 409A”). As such, as of the close of business on December 31, 2008, this letter agreement amends and restates the letter agreement between us dated as of April 6, 2005, as amended on August 11, 2005. Except as otherwise provided in this agreement, the terms of your employment with the Company shall be governed by the Warnaco Job Application and current Employee Handbook. Capitalized terms not defined herein shall have the meaning set forth in Exhibit A.
1.	The Company agrees to employ you and you agree to serve as President, Global Sourcing of Warnaco and you shall have such authorities, duties and responsibilities commensurate with that position. In carrying out your duties, you shall report to the Chief Executive Officer of Warnaco. You agree to devote your full time and best efforts to the satisfactory performance of such services and duties as the position requires, and you shall be entitled to (i) serve on the boards of directors of trade associations and charitable organizations, subject to the reasonable approval of the Chief Executive Officer, (ii) engage in charitable activities and community affairs and (iii) manage your personal investments and affairs, provided that such activities do not interfere with the proper performance of your duties and responsibilities for the Company. The Company acknowledges that as of the Effective Date, the Executive is employed by the Company as President, Global Sourcing, Distribution and Logistics.

2.	The term of your employment under this letter agreement began on April 20, 2005 (the “Commencement Date”) and shall end at the close of business on the third anniversary of the Commencement Date (the “Term”); provided, however, that the term shall thereafter be automatically extended for additional one-year periods unless either you or the, Company gives the other written notice at least 120 days prior to the then scheduled expiration of the term that such party is electing not to so extend the term. The initial three year term and any extension thereof are referred to herein as the “Term.” Notwithstanding the foregoing, the Term shall end on the date on which your employment is terminated by either party in accordance with the provisions herein.

3.	Your compensation shall be as follows:

Mr. Dwight Meyer
December 31, 2008

a.	During the Term, you shall be paid an annual base salary of $600,000 (“Base Salary”), payable in semi-monthly payments of $25,000. Your Base Salary may be reviewed annually by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer and may be increased based on such performance review within the Company’s discretion; however, your base salary shall not be decreased without your prior written consent. You shall not be entitled to any additional compensation for service as an officer or member of any board of directors of any affiliate of the Company. The Company acknowledges that as of the Effective Date, Base Salary is $670,000, payable in semi-monthly payments of $27,916.67.

b.	During the Term, commencing with the Company’s 2005 fiscal year, you shall be eligible to receive an annual cash incentive award under The Warnaco Group, Inc. Incentive Compensation Plan (“Bonus Plan”) with a target of 70% of Base Salary (“Target Bonus”). The terms and conditions applicable to such annual cash incentive award, including but not limited to the determination of performance targets (following consultation with you), the ultimate amount of such award, and the timing of payment of any such award, shall be determined in accordance with the terms of the Bonus Plan. Notwithstanding the foregoing, for fiscal year 2005 in no event will your annual incentive award be less than $250,000. Any annual incentive award, including any annual incentive award for fiscal year 2005, shall be payable to you when bonuses for the applicable performance period are paid to other senior-executives of the Company, but in all events no later than the 60th day following the end of the fiscal year for which the annual incentive award has been earned. The Company acknowledges that as of the Effective Date, Target Bonus is 85% of Base Salary.

c.	Subject to shareholder approval of the Warnaco 2005 Stock Incentive Plan (the “Plan”) at Warnaco’s annual shareholder meeting on May 23, 2005, on the Commencement Date you were granted 25,000 shares of restricted stock (“restricted stock”) and an option to purchase 75,000 shares of Warnaco’s outstanding common stock (the “option”), subject to the terms and conditions of such awards as set out in the Plan. You may also be eligible to receive future grants of restricted stock and/or options or other forms of equity compensation in fiscal year 2007 and thereafter at the sole discretion of the Compensation Committee of the Board of Directors.
i.	Except as otherwise provided herein, the restricted stock as described herein and the option as described herein shall vest 33% on April 20, 2006 and shall vest 33% on each of April 20, 2007

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December 31, 2008

and April 20, 2008, provided that you are employed by the Company on such vesting date and have not given notice to the Company that you are voluntarily resigning, without Good Reason (as defined in Exhibit A), prior to such vesting date.

ii.	You shall be subject to the equity ownership, retention and other requirements applicable to senior executives of the Company. Except as otherwise expressly provided herein, all equity grants shall be governed by the applicable plan and award agreement, as in effect on the date hereof and as may be hereafter changed in accordance with such plan and agreement.
d.	During the Term beginning with fiscal year 2005, provided you are employed by the Company, you shall be entitled to an annual award with an aggregate grant date value equal to 10% of the sum of Base Salary plus Annual Bonus as defined in this paragraph 3(d) if you will be less than age 60 by the end of the applicable fiscal year and 13% of such amount if you will be age 60 or older by the end of the applicable fiscal year (“Supplemental Award”), with the first such award being made no later than 60 days after the Effective Date. For this purpose, Base Salary shall be the Base Salary paid to you for the fiscal year prior to the award year and Annual Bonus shall be the annual bonus awarded to you by the Board for such fiscal year. The Supplemental Award shall not be awarded to you until after the determination by the Board of your annual bonus for the prior fiscal year (but in no event later than 60 days thereafter for any award made after fiscal year 2005) and 50% of the value of the Supplemental Award shall be awarded in the form of restricted shares pursuant to the applicable Stock Incentive Plan (“Career Shares”) and 50% shall be awarded in the form of a credit to a bookkeeping account maintained by the Company for your account (the “Notional Account”). Any Career Shares awarded hereunder shall be governed by the applicable Stock Incentive Plan and, if applicable, any award agreement. For purposes of this paragraph 3(d), each Career Share shall be valued at the closing price of a share of the Company’s common stock (“Share”) on the date that the Supplemental Award is made. For the Notional Account, the Company shall select the investment alternatives available to you under the Company’s 401(k) plan. The balance in the Notional Account shall periodically be credited (or debited) with the deemed positive (or negative) return based on returns of the permissible investment alternative or alternatives under the Company’s 401(k) plan as selected in advance by you (and in accordance with the applicable rules of such plan or investment alternative) to apply to such Notional Account, with such deemed returns calculated in the same manner and at the same times as the

Mr. Dwight Meyer
December 31, 2008

return on such investment alternative(s). The Company’s obligation to pay the amount credited to the Notional Account, including any return thereon provided for in this paragraph 3(d), shall be an unfunded obligation to be satisfied from the general funds of the Company. Except as otherwise provided in paragraphs 6 or 8 below or the applicable Stock Incentive Plan and provided that you are employed by the Company on such vesting date, any Supplemental Award granted in the form of Career Shares will vest as follows: 50% of the Career Shares will vest on the earlier of your 62nd birthday or upon your obtaining 15 years of “Vesting Service” and 100% of the Career Shares will vest on the earliest of (i) your 65th birthday, (ii) upon your obtaining 20 years of “Vesting Service” or (iii) 10th anniversary of the date of grant. Except as otherwise provided in paragraphs 6 or 8 below, and provided that you are employed by the Company on such vesting date, any Supplemental Award granted as a credit to the Notional Account (as adjusted for any returns thereon) (“Adjusted Notional Account”)) shall vest as follows: 50% on the earlier of your 62nd birthday or upon your obtaining 5 years of “Vesting Service” and 100% on the earlier of the your 65th birthday and upon your obtaining 10 years of “Vesting Service”. For purposes of this paragraph 3(d), “Vesting Service” shall mean the period of time that you are employed by the Company as an executive officer. Subject to paragraph 27 hereof, upon vesting the Career Shares will be delivered to you in the form of Shares. In addition, any unvested Adjusted Notional Account shall vest upon a Change in Control as defined in clauses (i) or (ii) of the definition of “Change in Control” on Exhibit A attached hereto if such event qualifies as a “change in control event” under Section 409A (“409A CIC Event”). The vested balance in the Adjusted Notional Account, if any, shall not be distributed to you until there has been a Separation From Service (as defined in Exhibit A attached hereto) or, if earlier, there has been a 409A CIC Event and, at such time, shall only be distributed at the earliest time that satisfies the requirements of this paragraph 3(d). Upon a 409A CIC Event, the vested Adjusted Notional Account shall be paid to you in a lump-sum cash payment. In addition, if your employment is terminated for any reason, after taking into account paragraph 6 or paragraph 8 hereof, any unvested Supplemental Awards (whether in the form of Career Shares or the Adjusted Notional Account) shall be forfeited and any vested balance in the Adjusted Notional Account, subject to paragraph 27 hereof, shall be paid to you in a cash lump-sum payment immediately following your Separation From Service; provided, however, that if you are a “specified employee” as determined pursuant to Section 409A as of the date of your Separation From Service, such distribution shall not be made until the earlier of your death or the first business day of the seventh calendar month following the month in which

Mr. Dwight Meyer
December 31, 2008

your Separation From Service occurs; provided, further, that if your employment is terminated due to Disability and such Disability satisfies the requirements of Section 409A(a)(2)(C) of the Code or the Treasury Regulations implementing such section, then such distribution may be made upon your Separation From Service without regard to whether you were a “specified employee” at such time. You can elect to delay the time and/or form of payment of the Adjusted Notional Account under this paragraph 3(d), provided such election is delivered to the Company in writing at least 12 months before the scheduled payment date for such payment and the new payment date for such payment is not earlier than (i) your death, (ii) your “disability” which satisfies the requirements of Section 409A(a)(2)(C) and its implementing regulations, or (iii) five (5) years from the originally scheduled payment date. Upon the expiration or termination of the Term, the vesting and payment dates in this paragraph 3(d) (without regard to paragraphs 6 or 8, except as otherwise expressly provided in paragraph 8 of this Agreement) and the election right in this paragraph 3(d) shall continue to apply to any outstanding Supplemental Award.
4.	While you are employed by the Company, and subject, of course, to the Company’s right to amend, modify or terminate any benefit plan or program, you shall be entitled to participate in all Company employee benefit plans applicable to senior executives, including the following benefits/perquisites:
a.	Reimbursement of reasonable business expenses incurred in carrying out your duties and responsibilities under this agreement, subject to documentation in accordance with Company policy.

b.	Perquisites provided to other senior executives, including a monthly car allowance of up to $1,000.

c.	Vacation — four weeks paid vacation per calendar year.
Notwithstanding anything elsewhere to the contrary, except to the extent any reimbursement, payment or entitlement pursuant to this paragraph 4 does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to you during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

Mr. Dwight Meyer
December 31, 2008

5.	In the event your employment is terminated without Cause (as defined in Exhibit A) by the Company (other than upon death or due to Disability (as defined in Exhibit A)) or you resign for Good Reason (as defined in Exhibit A) during the Term, you shall be entitled to:
a.	Base Salary through the Date of Termination (as defined in Exhibit A), payable on the first regularly scheduled payroll date following the Date of Termination.

b.	Payment of an amount equal to the Base Salary that would have been payable to you from the Date of Termination through the expiration date for the original Term, but in no event less than one times Base Salary, payable in a cash lump sum to you as soon as practicable following the Date of Termination (but in no event later than 60 days following such date).

c.	A pro-rata bonus for the fiscal year in which the Date of Termination occurs, based on the Company’s performance for such year (determined by multiplying the amount you would have received had your employment continued through the end of such fiscal year by a fraction, the numerator of which is the number of days during such fiscal year that you are employed by the Company and the denominator of which is 365), payable when bonuses for such fiscal year are paid to other Company executives (which payment date shall be no earlier than January 1st and no later than March 15th of the year following the year in which the Date of Termination occurs).

d.	Immediate vesting of that portion of the restricted stock described in paragraph 3(c) above that would have vested if you had been employed on the vesting date immediately following the Date of Termination.

e.	That portion of the option described in paragraph 3(c) above that has vested as of the Date of Termination remaining exercisable for two years following the Date of Termination.

f.	Provided you make timely election under COBRA, continued participation on the same terms as immediately prior to the Date of Termination (including costs of premiums) for you and your eligible dependents in the Company’s medical and dental plans in which you and your eligible dependents were participating immediately prior to the Date of Termination until the earlier of (a) the end of the applicable Term (without regard to its earlier termination hereunder), but in no event less than 12 months, or (b) the date, or dates, you receive equivalent coverage under the plans and programs of a subsequent employer.

Mr. Dwight Meyer
December 31, 2008

g.	Any amounts earned, accrued or owing to you but not yet paid.
As a condition to receiving severance compensation pursuant to this paragraph 5, you hereby agree to execute and deliver to the Company a general release of claims in a form acceptable to the Company no later than 45 days following the Date of Termination and not revoke such release within the applicable revocation period.

6.	In the event your employment is terminated upon death or by the Company due to Disability during the Term, you (or your estate or legal representative, as the case may be) shall be entitled to:
a.	Base Salary through the Date of Termination, payable on the first regularly scheduled payroll date following the Date of Termination.

b.	A pro-rata bonus for the fiscal year in which the Date of Termination occurs based on the Company’s performance for such year (determined by multiplying the amount you would have received had your employment continued through the end of such fiscal year by a fraction, the numerator of which is the number of days during such fiscal year that you are employed by the Company and the denominator of which is 365), payable when bonuses for such fiscal year are paid to other Company executives (which payment date shall be no earlier than January 1st and no later than March 15th of the year following the year in which the Date of Termination occurs).

c.	Immediate vesting of 50% of the restricted stock described in paragraph 3(c) above that remains unvested as of the Date of Termination and 100% of that portion of the option described in paragraph 3(c) above that remains unvested as of the Date of Termination, with any vested portion of such option remaining exercisable for 12 months following the Date of Termination.

d.	Any amounts earned, accrued or owing to you but not yet paid.

e.	Immediate vesting as of the Date of Termination of 50% of any previously granted Supplemental Award that remains unvested as of the Date of Termination, payable in accordance with paragraph 3(d) above.
7.	In the event the Company terminates your employment for Cause or you voluntarily resign without Good Reason, you shall be entitled to Base Salary through the Date of Termination. In the event of your termination for Cause, the unvested restricted stock described in paragraph 3(c) above and that portion of the option described in paragraph 3(c) above that remains unvested as of the Date of

Mr. Dwight Meyer
December 31, 2008

Termination shall be forfeited. In the event of your voluntary resignation, the unvested restricted stock described in paragraph 3(c) above and that portion of the option described in paragraph 3(c) above that remains unvested as of the date on which you provide written notice to the Company that you are voluntarily resigning without Good Reason shall be forfeited. A voluntary resignation without Good Reason shall be effective on 60 days prior written notice, subject to earlier termination by the Company, and, provided that such notice is given, shall not be deemed to be a breach of this agreement.

8.	In the event your employment is terminated without Cause by the Company (other than upon death or due to Disability) or you resign for Good Reason in both cases within one year following a Change in Control (as defined on Exhibit A) (provided the Term is still in effect or has expired during the one-year period), you shall be entitled to:
a.	Base Salary through the Date of Termination, payable on the first regularly scheduled payroll date following the Date of Termination.

b.	Payment of an amount equal to the greater of (x) the sum of Base Salary plus Target Bonus divided by 12, with such amount then multiplied by the number of months (including any partial months) remaining in the Term (without regard to the earlier termination thereof) or (y) 2 times the sum of (a) Base Salary plus (b) Target Bonus, payable in a lump sum as soon as practicable following the Date of Termination (but in no event later than 60 days following such date).

c.	A pro-rata Target Bonus for the year of termination, determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days that you were employed by the Company during the year in which the Date of Termination occurs and the denominator of which is 365, payable in a lump sum as soon as practicable following the Date of Termination (but in no event later than 60 days following such date).

d.	Immediate vesting of 100% of any of the restricted stock described in paragraph 3(c) above that remains unvested as of the Date of Termination and 100% of that portion of the option described in paragraph 3(c) above that remains unvested as of the Date of Termination, with any vested portion of such option remaining exercisable for six months following the Date of Termination and immediate vesting as of the Date of Termination of all other outstanding equity awards (other than Career Shares), with any stock options granted on or after August 11, 2005 remaining exercisable for 24 months following the Date of Termination or the remainder of the option term, if shorter.

Mr. Dwight Meyer
December 31, 2008

e.	Immediate vesting as of the Date of Termination of any previously granted Supplemental Award, payable in accordance with paragraph 3(d) above.

f.	Provided you make a timely election under COBRA, continued participation on the same terms as immediately prior to the Date of Termination (including costs of premiums) for you and your eligible dependents in the Company’s medical and dental plans in which you and your eligible dependents were participating immediately prior to the Date of Termination until the earlier of (a) the end of the applicable Term (without regard to its earlier termination hereunder), but in no event less than 24 months, or (b) the date, or dates, you receive equivalent coverage under the plans and programs of a subsequent employer.

g.	Any amounts earned, accrued or owing to you but not yet paid.

h.	If any amount, entitlement, or benefit paid or payable to you or provided for your benefit under this agreement and under any other agreement, plan or program of the Company (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code or any similar federal or state law (an “Excise Tax”), then notwithstanding anything contained in this agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if your received all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). The Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). The following rules shall apply:
1.	All calculations under this paragraph 8(g) shall be made by a nationally recognized accounting firm designated by the Company and reasonably acceptable to you (other than the accounting firm that is regularly engaged by any party who has effectuated a Change in Control) (the “Accounting Firm”). The Company shall pay all fees and expenses of such Accounting Firm. The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and you within 45 days after the Change in Control or the Date of Termination, whichever is later (or such earlier time as is requested

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December 31, 2008

by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to you that you are not required to report any Excise Tax on your federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”). Within 5 days of your receipt of the Determination, you shall have the right to dispute the Determination (the “Dispute”). The existence of the Dispute shall not in any way affect your right to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and you (except as provided in subsection (2) below).

2.	If, after the Payments have been made to you, it is established that the Payments made to, or provided for the benefit of, you exceed the limitations provided above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this subsection (ii) shall apply. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS’) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, you shall repay the Excess Payment to the Company within 20 days following the determination of such Excess Payment. In the event that it is determined by (A) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (B) pursuant to a determination by a court, or (C) upon the resolution to the satisfaction of you of the Dispute, that an Underpayment has occurred, the Company shall, pay an amount equal to the Underpayment to you within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Section 1274(d) of the Internal Revenue Code and as in effect on the first date that such amount should have been paid to you under this agreement, from such date until the date that such Underpayment is made to you.
For the avoidance of doubt, this clause (h) shall apply without regard to whether your employment has been terminated or not.
As a condition to receiving severance compensation pursuant to this paragraph 8, you hereby agree to execute and deliver to the Company a general release of claims in a form acceptable to the Company no later than 45 days following the

Mr. Dwight Meyer
December 31, 2008

Date of Termination and not revoke such release within the applicable revocation period.

9.	In the event the Company provides written notice to you in accordance with paragraph 2 above that the Term shall not renew and upon or at any time after such expiration of the Term the Company terminates your employment under circumstances that during the Term would constitute a termination of employment without Cause, you shall be entitled to:
a.	Base Salary through the Date of Termination, payable on the first regularly scheduled payroll date following the Date of Termination.

b.	Payment of an amount equal to one times Base Salary, payable in a cash lump sum as soon as practicable following the Date of Termination (but in no event later than 60 days following such date).

c.	That portion of the option described in paragraph 3(c) above that has vested as of the Date of Termination remaining exercisable for nine months following the Date of Termination.

d.	Provided you make a timely election under COBRA, continued participation on the same terms as immediately prior to the Date of Termination (including costs of premiums) for you and your eligible dependents in the Company’s medical and dental plans in which you and your eligible dependents were participating immediately prior to the Date of Termination for six months following the Date of Termination.

e.	Any amounts earned, accrued or owing to you but not yet paid.
Notwithstanding the foregoing, in the event that (i) the Company provides written notice to you in accordance with paragraph 2 above that the Term shall not renew, (ii) upon or after such expiration of the Term the Company terminates your employment under circumstances that during the Term would constitute a termination of employment without Cause, and (iii) such notice of non-renewal of the Term and such termination both occur on or within one year following a Change in Control, then you shall be entitled to the payments, benefits and entitlements under paragraph 8 hereof instead of this paragraph 9.

As a condition to receiving severance compensation pursuant to this paragraph 9, you hereby agree to execute and deliver to the Company a general release of claims in a form acceptable to the Company no later than 45 days following the Date of Termination and not revoke such release within the applicable revocation period.

Mr. Dwight Meyer
December 31, 2008

10.	Any amounts due to you under paragraphs 5, 6, 8 or 9 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty. Any payments provided pursuant to paragraph 5, paragraph 8 or paragraph 9 shall be in lieu of any salary continuation arrangements under any other severance program or plan of the Company.

11.	a. Notwithstanding any other provision of this Agreement, upon the termination of your employment for any reason, unless otherwise requested by the Board, you shall immediately resign from all boards of directors of any affiliate of the Company, if any, of which you may be a member, and as a trustee of, or fiduciary to, any employee benefit plans of the Company or any affiliate of the Company. You agree to execute any and all documentation of such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon termination of your employment, regardless of when or whether you execute any such documentation.
b.	Section 409A. Notwithstanding anything to the contrary in this Agreement or elsewhere (except for paragraph 3(d) of this Agreement), if you are a “specified employee” as determined pursuant to Section 409A as of the date of your Separation From Service and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment, benefit or entitlement that is payable during the first six months following your Separation From Service shall be paid or provided to you in a cash lump-sum on the earlier of your death or the first business day of the seventh calendar month following the month in which your Separation From Service occurs. In addition, any payment, benefit or entitlement due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A (other than any payments due pursuant to paragraph 3(d) of this Agreement) shall only be paid or provided to you upon a Separation From Service, in which case any reference to “Date of Termination” in connection with such payment, benefit or entitlement shall be deemed to be a reference to “Separation From Service” and the actual payment date within the time specified in the applicable provision of paragraphs 5, 6, 7, 8 or 9 shall be within the Company’s sole discretion. Notwithstanding anything to the contrary in this Agreement or otherwise, any payment or benefit under this Agreement or otherwise which is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of your second taxable year following your taxable year in which your

Mr. Dwight Meyer
December 31, 2008

Separation From Service occurs; and provided further that the Company reimburses such expenses no later than the last day of your third taxable year following your taxable year in which your Separation From Service occurs. Finally, to the extent that the provision of any benefit pursuant to paragraph 5(f), paragraph 8(f) or paragraph 9(d) hereof is taxable to you, any such reimbursement shall be paid to you on or before the last day of your taxable year following your taxable year in which the expense is incurred and such reimbursement shall not be subject to liquidation or exchange for any other benefit.
12.	You acknowledge that in your capacity as senior management you have had or will have a great deal of exposure and access of the Company’s trade secrets and confidential and proprietary information. Therefore, during the Term and thereafter (provided you are employed by the Company) and for 12 months following the termination of your employment with the Company, to protect the Company’s trade secrets and other confidential and proprietary information, you agree that you will not, other than in the ordinary course of performing your duties hereunder or as agreed by the Company in writing, engage in a “Competitive Business,” directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its affiliates is engaged in business. You shall not be deemed to be in violation of this paragraph 12 by reason of the fact that you own or acquire, solely as an investment, up to two percent (2%) of the outstanding equity securities (measured by value) of any entity. “Competitive Business” shall mean a business primarily engaged in apparel design, apparel wholesaling or apparel retailing.

13.	Upon any termination of employment (whether during or after the expiration of the Term), you agree to refrain from directly or indirectly soliciting any employee of the Company to terminate his/her employment (excluding, only, your personal assistant) on your own behalf or on behalf of any other person or entity or from directly or indirectly hiring any key employee (e.g., any management-level employee or any designer) of the Company for a period of eighteen (18) months thereafter. In addition, you agree that for a period of eighteen (18) months following the termination of your employment (whether during or after the expiration of the Term), with the Company, you will not, without the prior written consent of the Company, directly or indirectly, solicit or encourage any customer of the Company to reduce or cease its business with the Company or otherwise interfere with the relationship of the Company with its customers. You and the Company each agree to refrain from making any statements or comments of a defamatory or disparaging nature to third parties regarding each other (including, in the case of the Company or the Company’s officers, directors, personnel or products). You and the Company each understand that either party should be

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December 31, 2008

entitled to respond truthfully and accurately to statements about such party made publicly by you or the Company, as the case may be, provided that such response is consistent with your or the Company’s obligations not to make any statements or comments of a defamatory or disparaging nature as set forth herein above.

14.	During the Term and thereafter, other than in the ordinary course of performing your duties for the Company or as required in connection with providing any cooperation to the Company pursuant to paragraph 20 below, you agree that you will not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company. including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which you acquire during the course of your employment, including, but not limited to, records kept in the ordinary course of business, except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order you to divulge, disclose or make accessible such information. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure by you or (ii) becomes known to the public through no wrongful disclosure by or act of you or any of your representatives. In the event you are requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose any information regarding the Company, you agree, unless prohibited by law or Securities and Exchange Commission regulation, to give the Company’s General Counsel prompt written notice of any request for disclosure in advance of your making such disclosure and you shall not disclose such information regarding the Company unless and until the Company has expressly authorized you to do so in writing or the Company has had a reasonable opportunity to object to such a request or to litigate the matter (of which the Company agrees to keep you reasonably informed) and has failed to do so.

15.	You hereby sell, assign and transfer to the Company all of your right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) which during the period of your employment are made or conceived by you, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work you perform, or information you receive regarding the business of the Company, while employed by the Company. You shall fully disclose to the Company as promptly as available all information known or possessed by you concerning any Rights, and upon request by the Company and without any further remuneration in any form to you by the Company (but at the expense of the Company), execute all applications for patents and for copyright registration, assignments thereof and

Mr. Dwight Meyer
December 31, 2008

other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.
16.	You agree that at the time of the termination of employment, whether at your instance or the Company, and regardless of the reasons therefore, you will promptly deliver to the Company’s General Counsel, and not keep or deliver to anyone else, any and all of the following which is in your possession or control: (i) Company property (including, without limitation, credit cards, computers, communication devices, home office equipment and other Company tangible property) and (ii) notes, files, memoranda, papers and, in general, any and all physical matter and computer files containing confidential or proprietary information of the Company, including any and all documents relating to the conduct of the business of the Company any and all documents containing confidential or proprietary information of the customers of the Company, for (x) any documents for which the Company’s General Counsel has given written consent to removal at the time of termination, (y) any documents on your personal computer if you destroy such documents and give a notarized written affidavit of such destruction and (z) any information necessary for you to retain for tax purposes (provided you maintain the confidentiality of such information in accordance with paragraph 14 above).

17.	Any failure by you to comply with the provisions of paragraphs 12, 13, 14, 15 or 16 shall relieve the Company of any of its obligations pursuant to this agreement, including pursuant to paragraphs 5, 6, 8 and 9.

18.	From and after the date hereof, except as otherwise provided in paragraph 19, should any disagreement, claim or controversy arise between you and the Company with respect to this agreement or your employment by the Company, the same may be enforced at the option of either party by confidential, binding and final arbitration in New York, New York before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrator with respect to such disagreement, claim or controversy shall be enforceable in any court of competent jurisdiction and shall be binding upon the parties hereto. You consent to the personal jurisdiction of the Courts of the State of New York (including the United States District Court for the Southern District of New York) in any proceedings for equitable relief. You further agree not to interpose any objection or improper venue in any such proceeding or interpose any defense that the Company has an adequate remedy at law or that the injury suffered by the Company is not irreparable. You and the Company agree that each party shall be responsible for its own costs and expenses, including attorneys’ fees; provided, however, that if you substantially prevail with respect to all claims that are the subject matter of the dispute relating to this agreement, your costs, including reasonable attorneys’ fees, shall be borne

Mr. Dwight Meyer
December 31, 2008

by the Company; provided that if such costs are not reimbursed in connection with a dispute exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(11) then such payment shall be made by the Company to you in the year following the year in which the dispute is resolved.

19.	You expressly agree and acknowledge that any breach or threatened breach of any obligation set forth in paragraphs 12, 13, 14, 15 or 16 above will cause the Company irreparable harm for which there is no adequate remedy at law, and as a result of this the Company shall be entitled to seek the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself, without the necessity of posting a bond and without proving actual damages, restraining you from committing or continuing to commit any such violation.

20.	Following the Date of Termination, upon reasonable request by the Company, you shall cooperate with the Company with respect to any legal or investigatory proceeding, including any government or regulatory investigation, or any litigation or other dispute relating to any matter in which you were involved or had knowledge during your employment with the Company, subject to your reasonable personal and business schedules. The Company shall reimburse you for all reasonable out-of-pocket costs, such as travel, hotel and meal expenses and reasonable attorneys’ fees, incurred by you in providing any cooperation pursuant to this paragraph 20; provided such expenses shall be paid to you as soon as practicable but in no event later than the end of the calendar year following the calendar year in which the expenses are incurred, subject in all cases to your providing appropriate documentation to the Company. The Company shall also pay you a reasonable per diem amount for your time (other than for time spent preparing for or providing testimony) which shall be based upon your Base Salary at the Date of Termination, with such per diem paid to you in the calendar month following the month in which you provides such assistance. Any reimbursement or payment under this paragraph 20 shall not affect the amount of the reimbursement or payment to you in any other taxable year. The right to payment or reimbursement pursuant to this paragraph 20 shall not be liquidated or exchanged for any other benefit.

21.	You represent and warrant that you have the free and unfettered right to enter into this agreement and to perform your obligations under it and that you know of no agreement between you and any other person, firm or organization, or any law or regulation, that would be violated by the performance of your obligations under this agreement. You agree that you will not use or disclose any confidential or proprietary information of any prior employer in the course of performing your duties for the Company.

Mr. Dwight Meyer
December 31, 2008

22.	The invalidity or unenforceability of any particular provision or provisions of this agreement (as determined by an arbitrator or a court of competent jurisdiction) shall not affect the other provisions hereof and this agreement shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

23.	This agreement (including its Exhibits) and the documents referred to herein constitute the full and complete understanding and agreement of the parties concerning the subject matter hereof and, as of the close of business on December 31, 2008, shall supersede all prior representations, understandings and agreements with respect thereto (other than any agreements governing any equity awards outstanding as of December 31, 2008), and cannot be amended, changed, modified in any respect without the written consent of the parties, except that the Company reserves the right in its sole discretion to make changes at any time to the other documents referenced in this letter agreement. For the avoidance of doubt, for any termination of employment prior to January 1, 2009, paragraphs 5 through 9, as applicable, of this letter agreement as in effect prior to this amendment and restatement shall govern and control. No waiver by either party of any breach by the other party of any condition or provision contained in this agreement shall be deemed to be a waiver of a similar or dissimilar condition or provision.

24.	This agreement shall be binding upon and shall inure to the benefit of successors and assigns of the Company.

25.	This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its provisions as to choice of laws. The respective rights and obligations of the parties hereunder, including without limitation paragraphs 12 through 16, shall survive any expiration of the Term, including expiration thereof upon your termination of employment for whatever reason, to the extent necessary to the intended preservation of such rights and obligations.

26.	Any notice given to either you or the Company under this agreement shall be in writing and shall be deemed to have been given upon actual receipt or refusal to accept receipt, with any such notice duly addressed to you or the Company, as the case may be, at the address indicated below or to such other address as such party may subsequently designate by written notice in accordance with this paragraph 26: If to the Company: The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018, Attention: General Counsel; if to you: at your home address as indicated on the Company’s records.

27.	The Company may withhold from any amounts payable under this agreement such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Mr. Dwight Meyer
December 31, 2008

28.	The Company hereby agrees during, and after termination of, your employment to indemnify you and hold you harmless, both during the Term and thereafter, to the fullest extent permitted by law and under the certificate of incorporation and by-laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, amounts paid in settlement to the extent approved by the Company, and damages resulting from your good faith performance of your duties as an officer or director of the Company or any affiliate of the Company. The Company shall reimburse you for expenses incurred by you in connection with any proceeding hereunder upon your written request for such reimbursement and your submission of the appropriate documentation associated with these expenses. Such request shall include an undertaking by you to repay the amount of such advance or reimbursement if it shall ultimately be determined that you are not entitled to be indemnified hereunder against such costs and expenses. The Company shall use commercially reasonable efforts to obtain and maintain directors’ and officers’ liability insurance covering you to the same extent as the Company covers its other officers and directors.

29.	The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and they, therefore, agree to negotiate in good faith to amend the Agreement with respect to any changes necessary or advisable to comply with Section 409A. To the extent you incur any penalty for violation of Section 409A, the Company shall indemnify you.

Mr. Dwight Meyer
December 31, 2008

     IN WITNESS WHEREOF, the Company and you have voluntarily executed this letter agreement to be effective as of the close of business on December 31, 2008.

Very truly yours, THE WARNACO GROUP, INC.
/s/ Jay Dubiner

Agreed to and Accepted
/s/ Dwight Meyer
Dwight Meyer

Exhibit A
Definitions
“Cause” shall mean:
(i)	willful misconduct by you which causes material harm to the Company’s interests;

(ii)	willful and material breach of duty by you in the course of your employment, which, if curable, is not cured within 10 days after your receipt of written notice from the Company;

(iii)	willful failure by you after having been given written notice from the Company to perform your duties other than a failure resulting from your incapacity due to physical or mental illness; or

(iv)	indictment of you for a felony, a crime involving moral turpitude or any other crime involving the business of the Company which, in the case of such crime involving the business of the Company, is injurious to the business of the Company.
     For purposes of this Cause definition, no act or failure to act, on your part, shall be considered willful unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action was in the best interests of the Company. The determination to terminate your employment for Cause shall be made by the Board and prior to such determination you shall have the right to appear before the Board or a committee designated by the Board.
“Change in Control” shall mean any of the following:
(i)	any “person” (as such term is used in Sections 3 (a)(9) and 13(d) of the Securities Exchange Act of 1934), but excluding a person who owns more than 5% of the outstanding shares of Warnaco of the Commencement Date, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under that Act), of 50% or more of the Voting Stock of Warnaco, provided that any sale or transfer of Voting Stock by shareholders as of the Commencement Date shall not constitute a Change in Control;

(ii)	all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of Warnaco immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of Warnaco, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(iii)	approval by the shareholders of Warnaco of a complete liquidation or dissolution of all or substantially all of the assets of the Company.

     For purposes of this Change in Control definition, “Voting Stock” shall mean the capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of Warnaco.
“Date of Termination” shall mean;
(i)	if your employment is terminated by the Company, the date specified in the notice by the Company to you that your employment is so terminated;

(ii)	if you voluntarily resign your employment without Good Reason, 60 days after receipt by the Company of written notice that you are terminating your employment (provided, that the Company may accelerate the Date of Termination to an earlier date by providing you with written notice of such action, or, alternatively, the Company may place you on paid leave (covering only Base Salary) during such period);

(iii)	if your employment is terminated by reason of death, the date of death;

(iv)	if you resign your employment for Good Reason 30 days after receipt by the Company of timely written notice from you in accordance with this letter agreement, unless the Company cures the event or events giving rise to Good Reason within 30 days after receipt of such written notice; or

(v)	if your employment is terminated for Disability, 30 days after written notice is given.
“Disability” shall mean your inability, due to physical or mental incapacity, to substantially perform your duties and responsibilities for a period of 120 consecutive days as determined by a medical doctor selected by the Company and reasonably acceptable to you. In no event shall any termination of your employment for Disability occur until the party terminating your employment gives written notice to the other party.
“Good Reason” shall mean the occurrence of any of the following without your prior written consent:
(i)	a material diminution in your authority, duties or responsibilities as President, Global Sourcing of the Company or the assignment to you of any duties materially inconsistent with such position;

(ii)	a reduction in your Base Salary or Target Bonus;

(iii)	a change in reporting structure so that you report to someone other than the Chief Executive Officer of Warnaco;

(iv)	the removal by the Company of you as President, Global Sourcing of the Company;

(v)	the failure of a successor to all or substantially all of the assets of the Company to assume the Company’s obligations under the Letter Agreement either in writing within 15 days after a merger, consolidation, sale or similar transaction or as a matter of law; or

(vi)	requiring you to be principally based at any office or location other than Manhattan, New York or any location within a 45 mile radius of Manhattan, New York.
     Anything herein to the contrary notwithstanding, you shall not be entitled to resign for Good Reason unless you give the Company written notice of the event constituting “Good Reason” within 60 days of the occurrence of such event and the Company fails to cure such event within 30 days after receipt of such notice.
“Separation From Service” shall mean a termination of your employment in a manner consistent with Treasury Regulation Section 1.409A-1(h).